Exhibit 10(bt)

National Western Life Insurance Company
2008 DOMESTIC MARKETING OFFICER BONUS PROGRAM

The Bonus Program (“Program”) is designed to reward Domestic Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) persistency, and (3) expense management. The bonus percentages included in this document pertain to Domestic Marketing officers at the vice president level and higher. The bonus percentages for assistant vice presidents are determined using one-half of the percentages shown for vice presidents and above.

Each of the three performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 70% for sales performance, 15% for persistency performance, and 15% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component (70%):

The sales component of the Program is subdivided between Life production and Annuity production. For 2008, the Domestic sales goals are:

➢
Life -- $10,500,000 net placed annualized target premium excluding California 1st year business and $3,000,000 net paid annualized 2nd year California target premium (14% of MaxWealth and Lifetime Returns Select (LTRS) total single premium, 55% of LTRS 5 pay premium and 85% of LTRS 10 pay premium is assumed to be target for purposes of the Program)

➢	Annuities -- $540,000,000 net placed total premium

The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program, as well as other programs to track 2nd year California premium. Based upon these sales goals, the bonus percentage corresponding with the Life and Annuity sales production levels achieved in 2008 will be applied to 100% of each Domestic Marketing officer’s base salary in accordance with the following grid:

 October, 2008

National Western Life Insurance Company
2008 DOMESTIC MARKETING OFFICER BONUS PROGRAM

Life Placed Target	Bonus	California Life 2nd Yr.	Bonus
Premium (Minus California	%	Target Paid Premium ¹	%
1st Yr Premium)
$8,000,000 - <$8,500,000	5.0%	$ 500,000 - <$1,000,000	2.5%
$8,500,000 - <$9,000,000	10.0%	$1,000,000 - <$1,500,000	4.0%
$9,000,000 - <$9,500,000	15.0%	$1,500,000 - <$2,000,000	5.5%
$9,500,000 - <10,000,000	20.0%	$2,000,000 - <$2,500,000	7.0%
$10,000,000 - <$10,500,000	25.0%	$2,500,000 - <$3,000,000	8.5%
$10,500,000 - <$11,000,000	30.0%	$3,000,000 - <$3,500,000	10.0%
$11,000,000 - <$11,500,000	35.0%	$3,500,000 - <$4,000,000	11.5%
$11,500,000 - <$12,000,000	40.0%	$4,000,000 - <$4,500,000	13.0%
$12,000,000 - <$12,5000,000	45.0%	$4,500,000 - $<5,000,000	14.5%
Increment for every $500,000 thereafter	5.0%	Increment for every $500,000 thereafter	1.5%

¹For the purposes of this Bonus Program, 2nd year target paid premium is defined as paid premium received by NWL in 2008 on life insurance sales originally written in  California that is classified as second year premium for the purposes of paying agent commission.

Annuity Placed Total Premium	Bonus
%
$340,000,000 - <$380,000,000	5.0%
$380,000,000 - <$420,000,000	10.0%
$420,000,000 - <$460,000,000	15.0%
$460,000,000 - <$500,000,000	20.0%
$500,000,000 - <$540,000,000	25.0%
$540,000,000 - <$580,000,000	30.0%
$580,000,000 - <$620,000,000	35.0%
$620,000,000 - <$660,000,000	40.0%
$660,000,000 and Greater	45.0%

Assuming an officer salary of $100,000 and 2008 production of $11,000,000 of Life placed target premium (excludes California business), $2,500,000 of Life paid 2nd year target California premium, and $470,000,000 of Annuity placed total premium, the officer’s 2008 sales bonus component under the Program would be $63,500 ($100,000 x 35% for Life business plus $100,000 x 8.5%% for California business, plus $100,000 x 20% for Annuity business).

 October, 2008

National Western Life Insurance Company
2008 DOMESTIC MARKETING OFFICER BONUS PROGRAM

Persistency Component (15%):

Similar to the sales component, the persistency component of the Program is further subdivided between Life business and Annuity business.

The 24th month ratio of actual persistency to expected (i.e. pricing) persistency as reported in the Duration Score Listing query will serve as the measure for the Life persistency component of the Program. For purposes of the persistency measurement, the parameters include all writing agents (active and terminated) and all life business (universal life and traditional).

Based upon these persistency performance factors, the bonus percentage corresponding with the Domestic Life persistency levels achieved in 2008 will be applied to each Domestic Marketing officer’s base salary in accordance with the following grid:

Domestic Life Persistency	Bonus %
Less than 88%	0%
88% – <91%	1.5%
91% – <94%	3.0%
94% – <97%	4.5%
97% – <100%	6.0%
100% - <101%	7.5%
101% - <102%	9.0%
102% - <103%	10.5%
103% - <104%	12.0%
104% - <105%	13.5%
105% - <106%	15.0%
106% and Greater	15.0%

It is anticipated that the Duration Score Listing query will also support the annuity line of business sometime during 2008. Therefore, the 24th month ratio of actual persistency to expected (i.e. pricing) persistency as reported in the Duration Score Listing query for Annuity business will also serve as the measure for the Annuity persistency component of the Program. The bonus percentage corresponding with the Annuity persistency levels achieved in 2008 will be applied to each Domestic Marketing officer’s base salary in accordance with the following grid:

 October, 2008

National Western Life Insurance Company
2008 DOMESTIC MARKETING OFFICER BONUS PROGRAM

Annuity	Bonus
Persistency	%
Less than 96%	0%
96% – <97%	1.5%
97% – <98%	3.0%
98% – <99%	4.5%
99% – <100%	6.0%
100% - <101%	7.5%
101% - <102%	9.0%
102% - <103%	10.5%
103% - <104%	12.0%
104% - <105%	13.5%
105% - <106%	15.0%
106% and Greater	15.0%

Assuming an officer salary of $100,000 and 2008 persistency ratios of 92.2% for Life business and 102.42% for Annuity business, the officer’s 2008 persistency bonus component under the Program would be $13,500 ($100,000 x 3.0% for Life business plus $100,000 x 10.5% for Annuity business).

Expense Component (15%):

The expense component of the program is based upon the ratio of actual expenses to target premium sales as defined under the Sales Component (refer to page 1). For purposes of this ratio, annuity target premium is defined as 7.5% of total placed premium. Actual expenses include all cost center expenses with the exception of bonuses paid, agent health claims, agent reserve balance changes, and sales conference expenses.

Based upon the actual ratio achieved, the corresponding bonus percentage based upon the following chart will be applied to 100% of each Domestic Marketing officer’s base salary:

Ratio of Expense/	Bonus
Target Premium	%
Less than 3.90%	30.0%
3.90% - <4.05%	27.0%
4.05% - <4.20%	24.0%
4.20% - <4.35%	21.0%
4.35% - <4.50%	18.0%
4.50% - <4.65%	15.0%
4.65% - <4.80%	12.0%
4.80% - <4.95%	9.0%
4.95% - <5.10%	6.0%
5.10% - <5.25%	3.0%
5.25% or Greater	0.0%

 October, 2008

National Western Life Insurance Company
2008 DOMESTIC MARKETING OFFICER BONUS PROGRAM

Assuming actual expenses of $2.3 million, life target premium sales of $9.6 million, 2nd year California paid premium target of $4.5 million, and annuity total placed premium of $470 million, the calculated ratio would be 4.66% ($2.3 million divided by the sum of $9.6 million life target sales, $4.5 million California business, and $35.25 million annuity ($470 million times 7.5%)). The officer’s 2008 expense management bonus component under the Program, assuming a $100,000 base salary, would be $12,000 ($100,000 x 12%).

From the above examples, the officer with a $100,000 base salary would receive a 2008 bonus under the program of 89.0% or $89,000 ($63,500 sales plus $13,500 persistency plus $12,000 expense management) reflecting persistency, expense management and sales below “par”. See “Administration” for further guidelines when the bonus percentage exceeds 100%.

Administration:

Bonus amounts under the program will be calculated and advanced quarterly based upon actual results. However, bonus advances will be limited to 100% of participant base salary even if actual results to-date exceeds 100%. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the bonus advance payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid year-to-date will not be recouped from the participants in the event of suspension of quarterly payments except at the end of the Program year if unearned.

If at the end of the year the aggregate bonus percentage exceeds 100%, the incremental % above 100% will be applied to the base salaries of all Domestic Marketing Officers (weighted for the portion of the calendar year each participant was employed by the Company) to determine a dollar amount to be put into a “pool”. The pool amount will be allocated based upon the recommendation of the Domestic Chief Marketing Officer and as approved by the Company President. The recommendation of the pool allocation by the Chief Marketing Officer must be submitted to the Company President by the end of the January 2009. The pool amount will be paid out quarterly in the following calendar year (i.e. 2009). Participants must be currently employed by the Company in order to receive pool payments. In other words, unpaid pool bonuses will be forfeited by participants upon termination from the Company. Amounts forfeited by terminated participants will remain the property of the Company and will not be redistributed among the remaining participants.

If employment with the Company is terminated during calendar 2008 for any reason other than “termination for cause” by NWL, the 2008 bonus amount paid at termination will be based upon the current year-to-date bonus % (not to exceed 100%) and the prorated percentage of the calendar year that services were rendered to the Company.  In the event of death, the bonus amount will be paid to the individual’s spouse, or, if the individual’s spouse is also not living at that time, then the bonus amount will be paid to the individual’s child(ren).

 October, 2008

National Western Life Insurance Company
2008 DOMESTIC MARKETING OFFICER BONUS PROGRAM

The Program, its terms, and its administration are at the complete discretion of the Company President and/or Compensation and Stock Option Committee (“Compensation Committee”) of the Board of Directors and may be changed or revoked at any time without the consent of the participants. This includes, among other things, amendment of the terms, targets, and other features of the Program as the Company President and/or Compensation Committee sees fit. Accordingly, this Program does not constitute a legal and binding obligation of the Company to perform.

All amounts paid to participants under this program will be excluded when determining benefits under the Company’s pension, 401(k), and other benefit programs.

 October, 2008